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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0287
 FORM 4                                             Expires: February 1, 1994
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Issuer Name and Ticker     4. Statement for 6. Relationship of Reporting
     CHEZ        RONALD        L.             or Trading Symbol             Month/Year         Person to Issuer
----------------------------------------                                    01/97              (Check all applicable)
     (Last)     (First)     (Middle)         MILLER BUILDING SYSTEMS, INC. -------------       X
                                           ----------------------------  5. If Amendment,    ----- Director   -----   10% Owner
555 W. MADISON ST. , STE. 3580, TOWER 1                                     Date of          ----- Officer    -----   Other (specify
----------------------------------------   3. IRS or Social Security        Original         (give title below)             below)
             (Street)                         Number of Reporting           (Month/Year)
                                              Person (Voluntary)                                ---------------------------

 CHICAGO, IL 60661                          ###-##-####
--------------------------------------     ----------------------------
      (City)      (State)      (Zip)


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                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security    2. Transaction 3. Transaction 4. Securities Acquired          5. Amount of   6. Owner-    7. Nature
   (Instr. 3)              Date           Code           (A) or Disposed of (D)          Securities     ship         of In-
                                          (Instr. 8)     (Instr. 3, 4 and 5)             Beneficially   Form:        direct
                           (Month/Day/                                                   Owned at       Direct       Bene-
                             Year)                                                       End of         (D) or       ficial
                                                                                         Month        Indirect (I)   Owner-
                                                                                         (Instr. 3     (Instr. 4)    ship
                                         ---------------------------------------         and 4)                      (Instr. 4)
                                          Code   V     Amount    (A) or     Price
                                                                 (D)


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COMMON STOCK*                 01/24/97      X         31,000      A         3.50
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COMMON STOCK                  01/24/97      S         10,000      D         8.625        223,500         I             IRA
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COMMON STOCK                  01/27/97      S          2,000      D         8.625
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COMMON STOCK                  01/27/97      S         19,000      D         8.25
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* see reverse side of this Form 4
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
                                                     (Print or Type Responses)                                      SEC 1474 (3/91)



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


                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               ---------------------------------------
                                                                               Date    Expira-                 Amount or
                                                    -------------------------- Exer-   tion       Title        Number of
                                                    Code  V     (A)     (D)    cisable Date                    Shares
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STOCK OPTIONS             $3.50        01/24/97       X        31,000         09/04/94  09/04/94  COMMON STOCK
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9.  Number           10.  Owner-        11.  Na-
    of Deriv-             ship               ture
    ative                 Form               of In-
    Securities            of De-             direct
    Beneficially          rivative           Bene-
    Owned at              Secu-              ficial
    End of                rity:              Own-
    Month                 Direct (D)         ership
    (Instr. 4)            or Indi-           (Instr. 4)
                          rect (I)
                          (Instr. 4)


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    34,000                   D
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**Intentional misstatements or omissions of facts constitute Federal Criminal          ------------------------------         ----
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                      Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                        SEC 1473 (8/92)
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